Exhibit 4.2

Execution Copy

AMENDMENT NO. 1
TO
VANECK MERK GOLD TRUST
CREATION AND REDEMPTION PROCEDURES

This amendment (this “Amendment”), dated as of August 8, 2017, is to the Creation and Redemption Procedures (the “Procedures”), adopted by Merk Investments LLC, in its capacity as the sponsor (the “Sponsor”) of the VanEck Merk Gold Trust (the “Trust”), and The Bank of New York Mellon, in its capacity as trustee (the “Trustee”) of the Trust, which are attached as Schedule 1 to the VanEck Merk Gold Trust Authorized Participant Agreements (the “Authorized Participant Agreements”) among the Trustee, the Sponsor and the authorized participants of the Trust set forth on Schedule A hereto (the “Authorized Participants”).

WHEREAS, the Trustee and the Sponsor have previously entered into an Authorized Participant Agreement with each of the Authorized Participants identified on Schedule A hereto and the same are in full force and effect; and

WHEREAS, Section 7 of each Authorized Participant Agreement provides that the Authorized Participant Agreement, including the Procedures which are a part thereof, may be amended by the Trustee and the Sponsor from time to time without the consent of the Authorized Participant or any Registered Owner or Beneficial Owner by following the procedures provided for therein; and

WHEREAS, the Sponsor and the Trustee wish to amend the Procedures to reflect the Securities and Exchange Commission’s adoption of an amendment to shorten the standard settlement cycle for most broker-dealer securities transactions from three business days to two business days, with such change scheduled to go into effect on September 5, 2017.

NOW, THEREFORE, the Trustee and the Sponsor agree as follows:

1.       The Procedures are hereby amended by adding the following new Section 1.03:

Section 1.03. Two Day Settlement. For all Orders which are placed and accepted on or after such day (the “Effective Date”) as the settlement cycle for most broker-dealer securities transactions is changed from a three business day settlement cycle to a two business day settlement cycle (such change is currently scheduled to occur on September 5, 2017), all actions to be performed by, and all actions to be performed on, the third Business Day after the applicable Order Date in these Procedures shall, on and after the Effective Date, be performed by, or performed on, the second Business Day after the applicable Order Date. All Orders which are placed and accepted prior to the Effective Date are not subject to this provision.

2.        The foregoing amendment shall take effect as of September 5, 2017.

3.       Except as modified by this Amendment, the Authorized Participant Agreements shall remain unmodified and in full force and effect.

4.       This Amendment shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

5.       Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Authorized Participant Agreements.

6.       This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same instrument. Facsimile and PDF signatures shall be acceptable and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Trustee and the Sponsor have executed and delivered this Amendment as of the date first above specified.

MERK INVESTMENTS LLC,
as sponsor of the VanEck Merk Gold Trust

By:	/s/ Axel Merk
Name: Axel Merk
Title: President

THE BANK OF NEW YORK MELLON,
not in its individual capacity,
but solely as trustee of the
VanEck Merk Gold Trust

By:	Phyllis A. Cietek
Name: Phyllis A. Cietek
Title: Vice President

[Signature Page to Amendment No. 1 to

VanEck Merk Gold Trust Creation and Redemption Procedures ]

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SCHEDULE A

AUTHORIZED PARTICIPANTS

Credit Suisse Securities (USA) LLC

JP Morgan Securities, LLC

Virtu Financial BD LLC

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